Exhibit 99.27

CO-LENDER AGREEMENT

This Co-Lender Agreement (this “Agreement”), dated as of April 8, 2016, is by and among JPP, LLC and JPP II, LLC (individually or collectively, as the context may require, together with its respective successors and permitted assigns, “JPP”), as administrative agent for itself and for the other Lenders (as defined below) (“Administrative Agent”), JPP as a lender, and Cascade Investment, L.L.C., a Washington limited liability company (together with its successors and permitted assigns, “Cascade”), and each transferee (a “Transferee”), of a portion of any interest in the Loan made in accordance with this Agreement that has executed and delivered to the other Lenders a Joinder Agreement in the form attached hereto as Exhibit A (each, a “Joinder Agreement”). JPP, Cascade and each Transferee are each a “Lender” and collectively the “Lenders”).

RECITALS

WHEREAS, JPP and Cascade made a mortgage loan in an aggregate principal amount of up to $500,000,000 (the “Loan”) in accordance with the terms and provisions of that certain Loan Agreement (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), dated as of April 8, 2016 (the “Closing Date”), by and among Sears, Roebuck and Co., Sears Development Co., Innovel Solutions, Inc., Big Beaver of Florida Development, LLC and Kmart Corporation (individually or collectively, as the context may require, the “Borrower”).

WHEREAS, the Loan is secured, inter alia, by mortgages or deeds of trust (as amended, modified or supplemented, collectively, the “Mortgage”) pursuant to which Administrative Agent holds, as agent on behalf of the Lenders, or will hold in accordance with the Loan Agreement, a first priority perfected security interest in, among other things, certain real property more particularly described in the Loan Agreement (collectively, the “Property”);

WHEREAS, Administrative Agent and Lenders desire to set forth the agency and co-lender terms with respect to the Loan, all on the terms and provisions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby mutually covenant and agree as follows:

DEFINITIONS

Capitalized terms used but not defined herein shall have the respective meanings set forth in the Loan Agreement. The following capitalized terms shall have the respective meanings set forth below:

“Additional Lender” shall have the meaning provided in Section 4(a).

“Admin Agent Removal Event” shall have the meaning provided in Section 7.

“Advance” has the meaning provided in Section 5.

“Affiliate” means with respect to any Person, such other Person that Controls, is Controlled by or under common Control with such Person. For the purposes of Sections 1(c) and 12(c), it is understood and agreed that JPP shall not be an affiliate of Borrower, Guarantor or their affiliates.

“Borrower” shall have the meaning provided in the introductory paragraph of this Agreement.

“Call Notice” has the meaning provided in Section 7.

“Call Purchase Price” has the meaning provided in Section 7.

“Closing Date” has the meaning provided in the recitals hereto.

“Collateral” shall mean the Property and other “Collateral” under and as defined in the Loan Agreement.

“Control” of any entity means the ownership, directly or indirectly, of at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).

“Cure Period” has the meaning provided in Section 5.

“Delayed Advance” has the meaning provided in the Loan Agreement.

“Delinquency Amount” has the meaning provided in Section 5.

“Delinquent Lender” has the meaning provided in Section 5.

“Embargoed Person” means any person, entity or government that is (i) subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in the Loan (whether directly or indirectly), is prohibited by law; (ii) a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (iii) is listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the Office of Foreign Assets Control, Department of the Treasury (the “OFAC”); pursuant to the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (together with all other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective

September 24, 2001, the “Patriot Act”) or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (iv) a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (v) owned or controlled by or now acting for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act.

“Event of Default” shall mean any “Event of Default” under the Loan Agreement.

“Excess Lender Interest” shall have the meaning provided in Section 4.

“Funding Date” has the meaning provided in Section 5.

“Lenders” has the meaning provided in the introductory paragraph of this Agreement.

“Loan” has the meaning provided in the recitals hereto.

“Loan Agreement” has the meaning provided in the recitals hereto.

“Mortgage” has the meaning provided in the recitals hereto.

“Non-Delinquent Lender” has the meaning provided in Section 5.

“Notice Lender” has the meaning provided in Section 7(a).

“Property” has the meaning set forth in the recitals hereto.

“Protective Advance” has the meaning provided in Section 8.

“Protective Advance Notice” has the meaning provided in Section 8.

“Protective Advance Proponents” has the meaning provided in Section 8.

“Ratable Share” or “ratably” shall mean, with respect to any Lender, such Lender’s percentage interest in the Loan (including such interests in the Loan that are participated). Each Lender’s Ratable Share as of the date hereof is set forth on Schedule I hereof.

“REO Property” shall mean the Collateral, title to which has been acquired by or on behalf of the Lenders pursuant to Section 9 hereof as a result of foreclosure, transfer or deed-in-lieu of foreclosure or otherwise, and/or any related Property, as applicable.

“Required Lenders” means Lenders, other than Delinquent Lenders, that cumulatively own more than 66 2/3% of the Ratable Shares of the Loan, after subtracting the Ratable Share of any Delinquent Lender.

“Super-Majority Decision” shall mean the following actions:

(i) Entering into any material amendments or modifications to, or granting any material waivers of any of the provisions of any of the Loan Documents;

(ii) Entering into any amendment or modification to, or granting any waiver of the provisions of any of the Loan Documents which would reduce or forgive the amount of the principal, interest, fees or other amounts due or payable under the Loan Document;

(iii) Consenting to any Prohibited Change of Control;

(iv) Consenting to the incurrence of or granting of any Lien on any of the Properties, other than as expressly permitted pursuant to the Loan Documents;

(v) Consenting to the subordination of the Liens to any other mortgage, monetary encumbrance or indebtedness, other than as permitted under the Loan Documents;

(vi) Converting or exchanging the Loan into any direct or indirect preferred equity or other interests in the Borrower or for any other indebtedness, or cross-defaulting the Loan with any other indebtedness; and

(vii) Taking any material action relating to the use operation and management of REO Property and any sales of REO Property.

“Super-Priority Protective Advance” has the meaning provided in Section 8.

“Transfer” means any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Transferred JPP Interest” shall have the meaning provided in Section 4.

“Unanimous Decisions” shall mean the following actions:

(i) Entering into any amendment or modification to, or granting any waiver of the provisions of the Loan Documents which would extend the Maturity Date;

(ii) Entering into any amendment or modification to, or granting any waiver of the provisions of the Loan Documents which would reduce the Interest Rate;

(iii) Releasing of the Lien on a Property without replacing such Property with a Substitution Property in accordance with the terms of and provisions of the Loan Documents; and

(iv) Waiver of an Event of Default triggered under the Loan Documents.

“Unreimbursed Expenses” shall have the meaning provided in Section 3(c).

Section 1. Appointment.

(a) Subject to the terms hereof, each Lender hereby appoints Administrative Agent as its agent in the administration of the Loan in accordance with the terms hereof and authorizes and directs Administrative Agent to act as administrative agent and collateral agent for the Lenders and to take such actions as the Lenders are obligated or entitled to take under the provisions of this Agreement, the Loan Agreement and the other Loan Documents and to exercise such powers as set forth herein or therein, together with such other powers as are reasonably incidental thereto (except that Administrative Agent shall not make, take, consent to or permit any Super-Majority Decision or Unanimous Decision unless such action or decision is approved or deemed approved in accordance with Section 6 of this Agreement), in each case subject to and in accordance with this Agreement. Subject to the terms hereof, each Lender shall be bound by the acts of Administrative Agent, acting in such capacity, with respect to the Loan.

(b) Administrative Agent shall hold all funds received from the Lenders and all funds received from or on account of Borrower or Guarantor to be distributed to or on account of the other Lenders in a segregated account in the name of Administrative Agent in its capacity as Administrative Agent, and Administrative Agent shall not commingle other funds not held in respect of the Loan or the Loan Documents in such account.

(c) Notwithstanding anything herein to the contrary, Administrative Agent shall not delegate all or any portion of its obligations hereunder without the consent of the Required Lenders; provided, that ESL Investment Inc. and its employees and Affiliates may provide uncompensated services on behalf of the Administrative Agent.

(d) Administrative Agent shall promptly, but in no event later than 5 Business Days, after receipt or delivery by Administrative Agent, provide to each Lender copies of all written reports and notices that Administrative Agent receives from Borrower or Guarantor or delivers to Borrower or Guarantor, in each case in its capacity as Administrative Agent under the Loan; provided, that any funding request from Borrower for a Delayed Advance shall be delivered by the Administrative Agent within two (2) Business Days of receipt by Administrative Agent and Administrative Agent shall provide Lenders with notices of any Default or Event of Default within two (2) Business Days of issuance.

(e) Custody of all documents evidencing or securing the Loan shall be held by Administrative Agent (or, at Administrative Agent’s election a third-party custodian) for the benefit of all Lenders, except that each Lender shall hold its own Note or Note Component.

(f) Except as otherwise expressly provided in this Agreement, Administrative Agent shall take all such actions as are necessary to enforce and comply with the terms of the Loan Documents (and such other documents and instruments delivered in connection with the purchase of the Loan on or about the date hereof).

(g) Administrative Agent is not entitled to any fees or other compensation for serving as Administrative Agent, other than reimbursement for reasonable documented out of pocket costs and expenses.

Section 2. No Fiduciary Duty. Administrative Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement or the Loan Agreement. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for Borrower. Administrative Agent shall have only those duties and responsibilities which are specified in this Agreement and the Loan Documents (including any specified with respect to the Administrative Agent). This Agreement is not intended to be, and shall not be construed to be, the formation of a partnership or joint venture between Administrative Agent and any Lender.

Section 3. Distribution of Funds.

(a) Upon Borrower’s payment of a funding fee in respect of the Closing Date Advance, the Required Advance and any Delayed Advance pursuant to Sections 1.1(b) of the Loan Agreement, then each Lender shall be entitled to receive a portion of such funding fee equal to the product of (x) the aggregate amount of such fee paid, times (y) such Lender’s Ratable Share, times (z) a fraction, the numerator of which is (i) 270 minus (ii) the number of days that have elapsed from and including the Closing Date through and excluding the date such funding fee was due and payable, and the denominator of which is 270 (provided that the foregoing product shall not be less than zero). To the extent there is any excess funding fee not distributed to the Lenders in accordance with the previous sentence, such fees shall be shared among the Lenders based on each Lender’s daily average Ratable Share for each day over the period between the Closing Date through the date such funding fee was due and payable.

(b) If Borrower pays a Delayed Origination Fee, then each Lender shall be entitled to receive its Ratable Share (calculated at such time) of such Delayed Origination Fee.

(c) Subject to Section 3(d), all amounts received from any sources on account of or in connection with the Loan shall be remitted by Administrative Agent to the Lenders in immediately available funds no later than one (1) Business Day after receipt of such funds in the following order of priority:

first, to the Administrative Agent in payment of any unreimbursed documented out-of-pocket costs and expenses (excluding, for the avoidance of doubt, any fees paid to affiliates of Administrative Agent) which are reasonably incurred by Administrative Agent in administering the Loan and pursuing remedies under the Loan Documents, including any such costs and expenses which are reimbursable by Borrower pursuant to the terms of the Loan Documents which remain unpaid, including enforcement costs in accordance with the Loan Documents (collectively, the “Unreimbursed Expenses”); provided that Administrative Agent shall duly demand and pursue reimbursement from Borrower and any other Person of all such Unreimbursed Expenses and, to the extent such sums are recovered shall distribute same in accordance with this Section 3(c); and

second, to any Lender that made unreimbursed Super-Priority Protective Advances, the amount of such unreimbursed Super-Priority Protective Advances with interest thereon, from the date advanced, at the Default Rate (to be applied first to interest and then to the applicable Super-Priority Protective Advance), on a pro rata basis in accordance with the amount of such unreimbursed Super-Priority Protective Advances made by each such Lender;

third, to any Lender that made unreimbursed Protective Advances (other than Super-Priority Protective Advances reimbursed pursuant to the immediately preceding clause), the amount of such Protective Advances with interest thereon, from the date advanced at the Default Rate (to be applied first to interest and then to the applicable Protective Advance), on a pro rata basis in accordance with the amount of such unreimbursed Protective Advances made by each Lender;

fourth, to each Lender the amount of any funding fee or Delayed Origination Fee such Lender is entitled to in accordance with Section 3(a) or Section 3(b), as applicable;

fifth, to each Lender, pro rata based on each Lender’s Ratable Share, all late fees or other costs or expenses required to be paid by Borrower pursuant to the Loan Documents;

sixth, to each Lender, pro rata based on each Lender’s Ratable Share, any interest accrued on the Loan from and after the date of this Agreement through the date of such distribution;

seventh, to each Lender, pro rata based on each Lender’s Ratable Share, the outstanding principal balance of the Loan; and

finally, any remaining amounts to the Lenders pro rata based on each Lender’s Ratable Share.

(d) Any amount that would otherwise be payable under Section 3(c) to a Delinquent Lender shall instead be paid to each Non-Delinquent Lender in the amount of the Delinquency Amount funded by such Non-Delinquent Lender with interest thereon, from the date advanced, at the Default Rate (to be applied first to interest and then to the applicable Delinquency Amount), on a pro rata basis in accordance with the amount of such unreimbursed Delinquency Amount advanced by each such Lender.

(e) Each Lender agrees that if at any time it shall receive from any sources whatsoever any payment on account of or in connection with the Loan in excess of the amount to which it is entitled under this Section 3, it shall promptly remit such excess to Administrative Agent for distribution to the other Lenders in accordance with this Section 3.

Section 4. Dispositions.

(a) Other than in accordance with this Section 4, each Lender is prohibited from any Transfer of its interest in the Loan at any time to any Person without Administrative Agent’s prior written consent not to be unreasonably withheld, conditioned or delayed (each Lender other than JPP, an “Additional Lender”). Any Transfer by a Lender of its interest in the Loan that is prohibited hereunder shall be null and void ab initio.

(b) If any Transfer by JPP of a portion of its interest in the Loan in compliance with the Loan Documents, which may take the form of a transfer of one or more of the Notes or Note Components or any interest therein or, solely in the case of JPP, a participation interest (the “Transferred JPP Interest”), would result in an Additional Lender holding a larger percentage interest in the Loan than JPP (such interest in the Loan in excess of JPP’s percentage interest, the “Excess Lender Interest”), then each such Additional Lender shall Transfer its Excess Lender Interest to any such Person as JPP designates in writing; provided, that no Additional Lender shall be required to Transfer its Excess Lender Interest if JPP Transfers its Transferred JPP Interest and receives consideration of less than the total outstanding principal amount of the Transferred JPP Interest as of the date of such Transfer plus the total amount of accrued and unpaid interest on such Transferred JPP Interest as of the date of such Transfer. In connection with any Transfer of any Excess Lender Interest by an Additional Lender pursuant to this Section 4(b), such Additional Lender shall receive, as consideration, not less than the total outstanding principal amount of the Excess Lender Interest as of the date of such Transfer plus the total amount of accrued and unpaid interest on such Excess Lender Interest as of the date of such Transfer.

(c) In the event of any Transfer of the Excess Lender Interest, which Transfer may take the form of a Transfer of a portion of or interest in such Additional Lender’s Note or Note components in Additional Lender’s Note, such Transfer shall be on the same material terms and substantially similar documentation as the Transfer of the Transferred JPP Interest; provided, that such agreement shall not require such Additional Lender to make any representations or warranties or grant any indemnity except as related to such Additional Lender’s authority, authorization and good title to the transferred interest. Notwithstanding the foregoing, in the event JPP elects to participate its Note or Note Component, no other Additional Lender shall have an obligation to grant a participation in such Additional Lender’s Note or Note Component and may require that JPP purchase the corresponding pro rata portion of such Additional Lender’s Note or Note Component as is being participated by JPP and acquire such portion pursuant to a direct assignment and subsequently convey the original Transferred JPP Interest plus the portion Transferred by the Additional Lender to JPP to result in the percentage interests of JPP and each Additional Lender being the same as if the entire Transfer was done as a direct assignment.

(d) In connection with any Transfer of any portion of or interest in the Loan, each transferee shall execute a Joinder Agreement, upon which such transferee shall become party to this Agreement for all purposes hereunder as a “Lender;” provided, that each Additional Lender shall take all reasonable actions to reasonably cooperate with JPP in connection with any Transfer and shall enter into, as applicable, a modification of this Agreement, an amended and restated version of this Agreement or any co-lender or intercreditor agreement, reasonably acceptable to JPP and Cascade, that does not change in any adverse manner the rights and obligations granted to each Additional Lender under this Agreement.

(e) In connection with a Transfer of any portion of or interest in the Loan by JPP or Cascade, each transferee of such interest shall be entitled to a portion of the origination fee paid to JPP and Cascade on the Closing Date, as applicable, in accordance with Section 7.7(e)(B) of the Loan Agreement.

(f) Notwithstanding the foregoing, each Additional Lender may Transfer its interest in the Loan, to the extent permitted under the Loan Agreement, but without the consent of JPP under this Agreement or the Loan Agreement to (i) an Affiliate of such Additional Lender or (ii) to any Person following (A) an Event of Default or (B) a material breach of Administrative Agent’s obligations hereunder and the same is not cured within ten (10) Business Days following notice to Administrative Agent.

Section 5. Advances. If any Lender (including JPP in its capacity as a Lender) defaults in its obligation to advance its Ratable Share of the Required Advance or any Delayed Advance (as applicable, an “Advance”) four (4) Business Days after such notice is received by each Lender (the “Funding Date”) (such unfunded amount, a “Delinquency Amount”) and Administrative Agent has confirmed that all necessary conditions for such Advance have been satisfied, such Lender shall be a “Delinquent Lender” for all purposes hereunder until and unless such delinquency is cured in accordance with the terms of clause (iii) below, and the following provisions shall apply:

(i) Each Lender that is not a Delinquent Lender (a “Non-Delinquent Lender”) shall have the right, but not the obligation, to fund such Delinquent Lender’s portion of such Advance, and the amount so funded by the Non-Delinquent Lender shall bear interest at the Default Rate set forth in the Loan Agreement, which shall be payable pursuant to Section 3. If more than one Non-Delinquent Lender elects to fund the Delinquency Amount, such Delinquency Amount shall be apportioned pro rata among such Non-Delinquent Lenders in proportion to its Ratable Share over the aggregate Ratable Shares of all such funding Non-Delinquent Lenders.

(ii) Subject to Delinquent Lender’s right to cure as provided in clause (iii) below, but notwithstanding anything else to the contrary contained in this Agreement, a Delinquent Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. Further, any Delinquent Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the Non-Delinquent Lenders under, any Loan Document which is made subsequent to the Delinquent Lender’s becoming a Delinquent Lender.

(iii) A Delinquent Lender may cure a delinquency arising out of its failure to fund its required portion of any Advance if, within five (5) days following the Funding Date (the “Cure Period”; provided, if the fifth day following the Funding Date is not a Business Day, the Cure Period will expire on the next Business Day), it remits to the Administrative Agent (its required portion of such Delayed Advance (together with interest thereon at the Default Rate for the period from the date such Advance was made until the date of repayment). In the event any Delinquent Lender cures a delinquency prior to the expiration of the Cure Period (or thereafter with the consent of all of the Non-Delinquent Lenders), such Delinquent Lender nonetheless shall be bound by any action taken or omitted to be taken by the Administrative Agent and/or the Non-Delinquent

Lenders under, any Loan Document which is made subsequent to that Lender’s becoming a Delinquent Lender and prior to its curing the delinquency as provided in this Section 5, provided, that such amendment or waiver of action was taken in accordance with the provisions of this Agreement. A Delinquent Lender shall have absolutely no right to cure any delinquency after the expiration of the Cure Period unless all Lenders in their sole discretion elect to permit such cure.

(iv) Delinquent Lender agrees to indemnify and save harmless the other Lenders and their respective successors and assigns, and each of their agents, employees, officers, directors, stockholders, partners and members (collectively, “Indemnified Parties”) for, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, whether incurred or imposed within or outside the judicial process, including, without limitation, reasonable attorneys’ fees and disbursements imposed upon or incurred by or asserted against any of the Indemnified Parties by reason of Delinquent Lender’s failure to comply with the provisions hereof, including, without limitation, failing to make an Advance which is required pursuant to the terms of the Loan Documents, the terms of which shall survive the termination of this Agreement.

Section 6. Voting.

(a) Notwithstanding anything in the Loan Documents or this Agreement to the contrary, but subject to Section 7 hereof, no action shall be taken and Administrative Agent shall not take or permit to be taken any action or decision with respect to a Super-Majority Decision without the prior written consent of the Required Lenders.

(b) Notwithstanding anything in the Loan Documents or this Agreement to the contrary, but subject to Section 7 hereof, no action shall be taken with respect to a Unanimous Decision without the prior written consent of all of the Non-Delinquent Lenders.

(c) If Administrative Agent notifies the Lenders in writing of its intention to take an action that is a Super-Majority Decision or a Unanimous Decision and such notice prominently states “LENDER APPROVAL REQUIRED PURSUANT TO CO-LENDER AGREEMENT. FAILURE TO RESPOND BY [APPLICABLE DATE] WILL BE DEEMED A CONSENT” and a Lender does not respond with such approval or consent (or the denial of same) in writing within five (5) Business Days of delivery of such notice (or within such lesser time period, but in no event less than three (3) Business Days, as may be specified by Administrative Agent if such lesser time is required under the Loan Documents, then Administrative Agent shall send a second notice with the same legend as set forth above and if the Lender does not respond within five (5) Business Days of such second notice, such Lender shall be deemed to have affirmatively granted the requested approval or consent

(d) Administrative Agent shall not reduce the principal outstanding balance of the Note or Note Component held by a Lender without the consent of such Lender and any reduction of the principal outstanding balance of any Note or Note Component shall not affect the Interest Rate applicable each other Note and Note Component and shall not impact any other Lender in any way (other than sending a customary notice, if such Lender is required to send).

Section 7. Call Provisions.

(a) If Administrative Agent is at such time JPP, and the Required Lenders (excluding JPP as if JPP was a Delinquent Lender for such purposes) affirmatively vote to replace the Administrative Agent pursuant to Section 12(a) hereof (an “Admin Agent Removal Event”), then JPP shall have the right but not the obligation to deliver a written notice (the “Call Notice”) to each Lender (the “Notice Lender(s)”) that has voted in favor of such Admin Agent Removal Event.

(b) On the fifth (5th) Business Day following delivery of the Call Notice, each Notice Lender shall transfer and assign to JPP pursuant to an assignment and assumption agreement substantially similar to that used in connection with a Transfer pursuant to Section 4 hereof and otherwise reasonably acceptable to JPP and such Notice Lender, all right, title and interest that such Notice Lender has in the Loan and JPP shall assume all obligations and liability of such Notice Lender which first arise or accrue from and after such assignment, and JPP shall, upon execution thereof, pay to such Notice Lender the Call Purchase Price by wire transfer of immediately available funds to the account designated in writing by such Notice Lender. For the purpose of this Section 7(b), the term “Call Purchase Price” means the amount equal to the total outstanding principal amount of the Ratable Share of the Loan held by such Notice Lender at such time plus the total amount of accrued and unpaid interest on such Ratable Share due at such time and any fees then due pursuant to Section 3 of this Agreement to such Notice Lender at such time. At such closing, each of JPP and such Notice Lender shall, at the request of the other, execute and deliver such documents and instruments as the requesting Lender shall reasonably require in order to effect such transfer. All interest and other charges accruing after the closing date in respect of the Notice Lender’s Note being sold shall be for the account of JPP. The Notice Lender shall cooperate in facilitating the assignment of its Note, and the administration thereof, including, without limitation, delivering Loan related documents and such other cooperation as JPP reasonably requests to effectuate the intent of this Agreement. JPP shall pay all of its own and such Notice Lender(s) out-of-pocket costs and expenses in connection with such transfer.

Section 8. Protective Advances. If the Required Lenders determine that it is necessary to make a protective advance in order to protect and preserve the Collateral or the security for the Loan, or to pay real property taxes, ground lease rents or insurance premiums not paid by the Borrower (any such amount, a “Protective Advance”), then such Lender(s) (the “Protective Advance Proponents”) shall give written notice thereof to the Administrative Agent and the other Lender(s) (a “Protective Advance Notice”), which shall set forth the amount of such Protective Advance, the portion thereof payable by each Lender (which shall be such Lender’s pro rata share thereof based on each Lender’s Ratable Share) and the date (which shall not be less than five (5) Business Days after such notice) on which each Lender shall remit its proportionate share thereof to Administrative Agent, and shall describe in reasonable detail the purposes for such Protective Advance. If any Lender fails to make its proportionate share based on each Lender’s Ratable Share of any such Protective Advance when due, then the proportionate share of such Protective Advance made by each contributing Lender shall constitute a “Super-Priority Protective Advance”, and any Lender that has made such Super-

Priority Protective Advance may, on notice to the other Lenders, commit to making an additional Protective Advance, which also shall constitute a Super-Priority Protective Advance, equal to the amount of the Protective Advance which was not timely made. If there are more than two Lenders and more than one Lender commits to making such additional Super-Priority Protective Advance, then such electing Lenders shall make such additional Super-Priority Protective Advances proportionately based on the respective pro rata shares of such Lenders based on each Lender’s Ratable Share, and all such further Super-Priority Protective Advances shall be due to the Administrative Agent within two (2) Business Days of notice from Administrative Agent. Upon receipt of the entire amount of any Protective Advance (including any Super-Priority Protective Advances) from the Lenders, the Administrative Agent shall take all commercially reasonable action to remedy the event for which the Protective Advance is being made on behalf of the Lenders. No Lender shall have any personal liability to fund any Protective Advance or Super-Priority Protective Advance. All Protective Advances and Super-Priority Protective Advances shall only be reimbursed to the Lender which made such Protective Advances and Super-Priority Protective Advances in accordance with Section 3 hereof and shall not change the Ratable Share of any Lender.

Section 9. Foreclosure. If all or any portion of any Property is acquired through foreclosure or the acceptance of a deed in lieu of foreclosure or otherwise, title to such Property (the “REO Property”) shall be held in the name of one or more nominees or subsidiaries of the Lenders where Administrative Agent is the managing member (or equivalent) and the Lenders or their designated Affiliates are the non-managing members (or equivalent), in the form of a limited liability company to be formed by Administrative Agent on behalf of the Lenders for the sole purpose of holding title to the Property (which limited liability company or other title nominee shall hereinafter be referred to as the “Title Nominee”). The organizational documents of the Title Nominee shall be subject to the prior written approval of the Required Lenders. Each Lender’s ownership interest in the Title Nominee shall be equal to such Lender’s Ratable Share of all outstanding fundings of principal of the Loan (including Protective Advances) as of the date of the acquisition of the Property. The transfer rights and restrictions of the Lenders and the right to remove the Administrative Agent as set forth in this Agreement (or substantially similar transfer and removal rights with such modifications as are reasonably appropriate with respect to being a member and/or a managing member in a limited liability company) shall be included in the organizational documents of the Title Nominee. Administrative Agent shall be the sole managing member of the Title Nominee, but the organizational documents of the Title Nominee shall specify actions requiring the consent of the Required Lenders and actions requiring the consent of Unanimous Lenders consistent with the approval rights of the Required Lenders or all Lenders, as applicable, as set forth in Section 6. Administrative Agent, with the prior written approval of the Required Lenders may appoint and retain as manager of any REO Property a company or entity selected by Administrative Agent for the management and development of commercial properties similar to the REO Property. Administrative Agent shall have no liability to the Lenders for any wrongful act or omission on the part of any such manager; provided, that such manager is not an Affiliate of Administrative Agent.

Section 10. Return of Funds. If a court of competent jurisdiction orders, at any time, that any amount received or collected by any particular Lender in respect of such particular Lender’s interest in the Loan, must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower, or paid to any other Person, then, notwithstanding any other provision of this Agreement, Administrative Agent shall not be required to distribute any portion thereof to such particular Lender (unless otherwise so directed by such court), and, to the extent necessary to comply with such court order, such particular Lender will promptly on written demand by Administrative Agent repay to Administrative Agent any portion of any such amounts that Administrative Agent shall have theretofore distributed to such Lender, together with interest thereon (to the extent the Administrative Agent is required to pay to such interest to Borrower) with respect to such Lender’s Ratable Share, which Administrative Agent shall have been required to pay to the Borrower, or such other Person. Upon prior notice, Administrative Agent shall have the right to offset such amounts against any future payments due to the applicable Lender under the Loan, provided that Administrative Agent shall have no right to deduct or set-off any amounts which may be owed on account of other dealings between Administrative Agent and Borrower, or Guarantor or Administrative Agent and any Lender or unrelated to the Loan or this Agreement, and provided, further, that each such Lender’s obligations under this Section 10 are separate and distinct obligations from one another and in no event shall Administrative Agent enforce the obligations of any Lender against any other Lender. Each Lender’s obligation under this Section 10 constitutes an absolute, unconditional and continuing obligation.

Section 11. Termination.

(a) This Agreement shall terminate upon the earliest to occur of: (i) the date on which the Loan shall be indefeasibly paid in full (unless such payment has resulted from acquisition of title to the Collateral by the Lenders or their respective nominees through a foreclosure sale or the acceptance of a deed in lieu thereof) and all of Borrowers and Guarantors obligations under the Loan Documents have been indefeasibly terminated and extinguished, (ii) the date on which the ownership of the Loan and the rights set forth in this Agreement shall be held solely by one Person, (iii) the date on which one Person other than any of the Lenders, or their respective nominees, shall have acquired title to the Collateral subsequent to a foreclosure sale (or acceptance of a deed in lieu thereof) and the proceeds thereof have been applied in accordance with this Agreement, or (iv) upon each Lender’s (or such Lender’s successors and/or permitted assigns) agreeing in writing to terminate this Agreement; provided, however, that if at any time any payment in full of the Loan is rescinded in whole or in part or must be otherwise restored or returned in whole or in part upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise then, upon the restoration or return of any portion of such payment in full, each Lender’s rights and obligations hereunder shall be reinstated as though such payment in full (or portion thereof so restored or returned, as the case may be) had not been made at such time. Upon any assignment by a Lender of its entire interest in a Loan in compliance this Agreement, such Lender shall be released from liability under this Agreement to the extent arising from and after such assignment.

(b) Each Lender shall execute and deliver to the other such documents as may be necessary and/or appropriate to reflect the satisfaction of their interests in the Loan and/or the termination of this Agreement including, without limitation, reciprocal releases to be executed by each Lender.

Section 12. Administrative Agent.

(a) If (i) Administrative Agent commits a material breach of its obligations hereunder and the same is not cured within ten (10) Business Days following notice from any Lender or (ii) an Event of Default occurs and Administrative Agent does not (x) accelerate the Loan within five (5) Business Days of such Event of Default, (y) commence foreclosure proceedings within 30 days after such acceleration and diligently pursue foreclosure through appropriate proceedings and (z) liquidate the applicable Property within 180 days of such Property becoming REO Property (as defined below), then the Required Lenders (excluding the Administrative Agent from the determination as if it was a Delinquent Lender for such purposes), may, by delivering written notice to Administrative Agent, remove Administrative Agent from its role as Administrative Agent hereunder, without affecting Administrative Agent’s rights or obligations as a Lender, and appoint a successor Administrative Agent, which successor shall be approved by the Required Lenders (excluding the Administrative Agent from the determination as if it was a Delinquent Lender for such purposes).

(b) To the extent not reimbursed by Borrower and without limiting any obligation of Borrower to do so, each Lender agrees to reimburse Administrative Agent for, protect, defend and indemnify Administrative Agent (solely in its capacity as Administrative Agent) against, and hold Administrative Agent harmless from, on demand, to the extent of such Lender’s Ratable Share, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and costs and reasonable out-of-pocket expenses (including reasonable attorneys’ fees) that may at any time be imposed on, asserted against or incurred by Administrative Agent, its shareholders, partners, members, principals, officers, directors or employees in any way relating to the Loan, the Loan Documents, the Property or any other collateral or guaranties therefor, the transactions contemplated thereby, or any action taken or omitted by Administrative Agent under or in connection therewith; provided, however, that no Lender shall be liable to Administrative Agent for the payment of any such sums resulting from Administrative Agent’s gross negligence, fraud, willful misconduct or any action taken by the Administrative Agent that is not in connection with the Loan, the Loan Documents or in its capacity as Administrative Agent. Notwithstanding anything to the contrary contained herein, if a Lender owes an amount to Administrative Agent under this Agreement or the Loan Documents, Administrative Agent may, after giving notice to such Lender and such Lender approves (other than a Delinquent Lender for which no approval is required) (a) deduct from any amount received by it with respect to such Lender any amount due to Administrative Agent from such Lender under this Agreement and/or the Loan Documents but which remains unpaid and (b) apply that amount in or towards satisfaction of such owed amount. Administrative Agent will be regarded as having received the amount so deducted. The provisions of this Section shall survive any repayment of the Loan, reconveyance and/or foreclosure of the collateral therefor, and termination of this Agreement.

(c) Neither Administrative Agent nor any of its shareholders, partners, members, principals, Affiliates, officers, directors or employees shall be liable to any Lender for any action taken or omitted under this Agreement or in connection with this Agreement or the Loan Documents unless caused by its or their gross negligence, fraud or willful misconduct. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it in good faith to be genuine and correct and to have been signed by or sent by the proper person or persons, and shall be entitled to rely, and shall be fully protected in relying, on opinions and judgments of attorneys, accountants, experts and other professional advisors (including, in each case, those representing or retained by Borrower or any Affiliate thereof) selected by it.

(d) JPP agrees that, to the extent it is the Administrative Agent hereunder, at all times during the term of the Loan until all indebtedness and other obligations of Borrower and Guarantor under the Loan Documents have been indefeasibly paid and extinguished, JPP shall be Controlled by Edward S. Lampert, unless otherwise consented to by the Required Lenders.

Section 13. Representations and Warranties. Each Lender (and JPP in its capacity as Administrative Agent) represents and warrants to the other Lenders (and each Lender other than JPP and Cascade by executing the applicable Joinder Agreement represents, agrees and confirms) that (i) the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene in any material respect its organizational documents or any law or contractual restriction binding upon it; (ii) this Agreement is the legal, valid and binding obligation of such Lender (and JPP in its capacity as Administrative Agent) enforceable against it in accordance with the terms hereof except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law; (iii) the individual or individuals executing this Agreement and any and all documents contemplated hereby on behalf of such Lender (and JPP in its capacity as Administrative Agent) has or have the legal, right, and actual authority to bind such Lender (and JPP in its capacity as Administrative Agent) to the terms and conditions contained in this Agreement and in such documents; (iv) the execution and delivery of this Agreement by such Lender (and JPP in its capacity as Administrative Agent), and performance of, and compliance with, the terms of this Agreement by such Lender (and JPP in its capacity as Administrative Agent), will not violate such Lender’s (or JPP’s, in its capacity as Administrative Agent)organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets; (v) such Lender (and JPP in its capacity as Administrative Agent) is not an Embargoed Person; and (vi) such Lender (and JPP in its capacity as Administrative Agent) has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 15. VENUE. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED IN FEDERAL COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 51402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HEREBY IRREVOCABLY SUBMITS TO

THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. IN THE EVENT ANY PARTY CEASES TO MAINTAIN AN OFFICE IN THE STATE OF NEW YORK, SUCH PARTY SHALL PROMPTLY APPOINT AN AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS THAT MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL COURT IN NEW YORK, NEW YORK. EACH PARTY FURTHER AGREES THAT SERVICE OF PROCESS UPON ITSELF OR SAID AGENT, AS APPLICABLE, AT ITS OR ITS AGENT’S ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH PARTY (I) SHALL GIVE PROMPT NOTICE TO THE OTHERS OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, IF ANY, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, pdf or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.

Section 17. Severability; Savings. If any term, covenant or provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant or provision to the extent of such invalidity, illegality or unenforceability. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

Section 18. Modification. This Agreement shall not be modified, amended, canceled or terminated except by an agreement in writing signed by each Lender.

Section 19. Notices. All notices hereunder shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by either party hereto, as the case may be, in a written notice to the other party hereto in the manner provided for in this Section or, in the case of each Lender other than JPP and Cascade, as specified in the applicable Joinder Agreement). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to JPP:         c/o ESL Investments, Inc.

                       1170 Kane Concourse, Suite 200

                       Bay Harbor Islands, FL 33154

                        Attention: Edward S. Lampert, CEO

and

                       ESL Investments, Inc.

                       1170 Kane Concourse, Suite 200

                       Bay Harbor Islands, FL 33154

                        Attention: Harold R. Talisman

with a copy (which shall not constitute notice) to:

                        Cleary Gottlieb Steen & Hamilton

                       One Liberty Plaza

                       New York, New York 10006

                        Attention: Christopher A. Austin, Benet J. O’Reilly and

                       John Harrison

If to Cascade: Cascade Investment, L.L.C.

                       2365 Carillon Point

                        Kirkland, WA 98033

                        Attn: General Counsel

with a copy (which shall not constitute notice) to:

                        Ropes & Gray LLP

                        Prudential Tower

                       800 Boylston Street

                        Boston, MA 02199-3600

                        Attn: Jack Creedon, Esq.

Section 20. Successors and Assigns. This Agreement shall be binding on the Lenders and their permitted successors and assigns.

Section 21. Right to Transact Other Business. Each Lender and/or any of their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, its Affiliates, or any other Person without any duty to account therefor to the other Lenders, as the case may be.

Section 22. Withholding Taxes. Each Lender represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Administrative Agent such forms, certifications, statements and other documents as may be required pursuant to the Loan Agreement.

Section 23. Conflicts. In the event of any conflict between the terms and provisions of any Loan Document and this Agreement with respect to any voting or consent rights or decision making among the Lenders or Transfers by the Lenders with respect to the Loan or with respect to any other matter covered by this Agreement, the terms and provisions of this Agreement shall control.

Section 24. No Third-Party Beneficiary. The terms of this Agreement are for the sole and exclusive protection and use of Lenders (and their successors and permitted assigns). No person shall be a third-party beneficiary hereunder, and no provision hereof shall operate or inure to the use and benefit of any person other than the Lenders.

Section 25. No Joint Venture or Partnership. Lenders intend that the relationships created hereunder and under the other Loan Documents be solely that of co-lenders. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between or among the Lenders.

Section 26. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement. Neither the Administrative Agent nor any Lender, or their Affiliates, shall enter into any other agreement or side letter directly or indirectly relating to the Loan or any Property without providing a copy of such agreement or side letter to the other Lenders and offering such other Lenders the same rights as set forth therein.

Section 27. Limited Liability. No Lender, in its capacity as such, shall have any fiduciary responsibility to the other Lenders or Administrative Agent. No Lender shall be personally liable hereunder or under the Loan Documents other than to the extent of cash, property or other value realized or derived from its Ratable Share of the Loan, and (b) no principal, director, officer, employee, advisor, beneficiary, shareholder, partner, manager, member, trustee, agent or Affiliate of any Lender, or any legal representatives, successors or assigns of any of the foregoing shall have any personal liability for with respect to the payment of any sum of money which is or may be payable hereunder or under any Loan Document by any Lender.

[No further text appears on this page.]

IN WITNESS WHEREOF, the Lenders have caused this Agreement to be duly executed as of the day and year first above written.

Administrative Agent and JPP: JPP, LLC, a Delaware limited liability company

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert Title: Authorized Signatory

JPP II, LLC, a Delaware limited liability company

By:	/s/ Edward S. Lampert
Name: Edward S. Lampert
Title: Authorized Signatory

CASCADE INVESTMENT, L.L.C.,
a Washington limited liability company

By:	/s/ Keith Traverse
Name: Keith Traverse
Title: Authorized Signatory

Schedule I

Lenders’ Initial Ratable Shares

Lender	Ratable Share
JPP	50%
Cascade	50%

EXHIBIT A TO CO-LENDER AGREEMENT

(Joinder Agreement)

This Joinder Agreement, dated [                    ], is one of the Joinder Agreements referred to in the Co-Lender Agreement, dated as of April 8, 2016 (as same may be amended or modified from time to time, the “Agreement”), among JPP, LLC, JPP II, LLC (“JPP”), and [                    ] (“ ”) and the Lenders from time to time parties thereto. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement.

By signing where indicated below, the parties hereto confirm and agree as follows:

1. [JPP] [Cascade] hereby assigns to [            ] (“Assignee”) a portion of its respective aggregate Ratable Share, as follows: Assignee shall hereafter be a Lender for all purposes under the Agreement, with a Ratable Share equal to [            ]% (the “Assigned Loan Percentage”). Assignee hereby (x) assumes, on a pari passu basis with all other Lenders the Assigned Loan Percentage of the Loan, and to otherwise perform, fulfill and discharge all of the other obligations of a Lender under the Loan Documents, (y) consents to and assumes all obligations of a Lender under the Agreement, and (z) makes the representation contained in Section 13 of the Agreement. The notice address of Assignee under the Agreement shall be as follows:

[Name]

[Address]

Attention:

2. The aggregate Ratable Share of [JPP] [Cascade] is hereby reduced by an amount equal to the Assigned Loan Percentage, such that the respective Ratable Share of the Lenders are as set forth on Schedule 1 to the Agreement (as replaced with the replacement Schedule 1 attached hereto as Exhibit A) and the sum of all outstanding Ratable Shares remains 100%.

Acknowledged and agreed as of the date first above written:

[ASSIGNEE]

By:

      Name:

      Title: